Exhibit 99.3
Annual Statement as to Compliance
For the Year Ended December 31, 2009
United States Department of Education
College and University Facility Loan Trust One
Pursuant to Section 206 of the Servicing Agreement governing the referenced transaction, I hereby attest that:
i.	A review of the activities of Berkadia Commercial Mortgage as Master Servicer during the period under this Servicing Agreement has been made under my supervision, and, to the best of my knowledge, based on such review, Berkadia Commercial Mortgage as Master Servicer, has fulfilled in all material respects, all of its duties, responsibilities, or obligations under this Servicing Agreement throughout the period.

ii.	I confirm that Berkadia Commercial Mortgage as Master Servicer is in compliance with the requirements of Section 206.

Berkadia Commercial Mortgage

Mark E. McCool
Executive Vice President February 20, 2010

Inv. 2 Lib. G

Berkadia Commercial Mortgage	118 Welsh Road Horsham, Pa 19044

Annual Statement as to Compliance
For the Year Ended December 31, 2009
United States Department of Education
College and University Facility Loan Trust One
Pursuant to Section 206 of the Servicing Agreement governing the referenced transaction, I hereby attest that:
     i. A review of the activities of Berkadia Commercial Mortgage as Special Servicer during the period, and of its performance under this Servicing Agreement, has been made under my supervision.
     ii. To the best of my knowledge, based on such review, Capmark Finance Inc. as Special Servicer, has fulfilled in all material respects its obligations under this Servicing Agreement throughout the period.

Berkadia Commercial Mortgage

Michael Carp
Executive Vice President February 20, 2010
Inv. 002 Lib. G

Berkadia Commercial Mortgage	601 Montgomery St., Ste 1500 San Francisco, CA 94111